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                                                                      EXHIBIT 11

                               REDWOOD TRUST, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                 THREE MONTHS        THREE MONTHS
                                                                                    ENDED               ENDED
                                                                                MARCH 31, 1996      MARCH 31, 1995
                                                                                --------------      --------------

PRIMARY:
        Average common shares outstanding ..................................       5,521,376             208,332
        Average preferred shares outstanding (A) ...........................               0           1,666,063
        Net effect of dilutive stock options outstanding
            during the period -- based on the treasury stock method ........         164,227             187,022
        Net effect of dilutive stock warrants outstanding
            during the period -- based on the treasury stock method ........         443,984              53,744

                                                                                  ----------          ----------

              Total                                                                6,129,587           2,115,161
                                                                                  ==========          ==========

        Net Income                                                                $1,954,190          $  401,677
                                                                                  ==========          ==========

        Per Share Amount                                                          $     0.32          $     0.19
                                                                                  ==========          ==========


FULLY DILUTED:
        Average common shares outstanding ..................................       5,521,376             208,332
        Average preferred shares outstanding (A) ...........................               0           1,666,063
        Net effect of dilutive stock options outstanding
            during the period -- based on the treasury stock method ........         164,548             187,022
        Net effect of dilutive stock warrants outstanding
            during the period -- based on the treasury stock method ........         446,724              53,744
                                                                                  ----------          ----------
              Total                                                                6,132,648           2,115,161
                                                                                  ==========          ==========

        Net Income                                                                $1,954,190          $  401,677
                                                                                  ==========          ==========

        Per Share Amount                                                          $     0.32          $     0.19
                                                                                  ==========          ==========


(A) Preferred shares considered common stock equivalents for all periods as there is no stated yield and there is an automatic conversion feature to convert the preferred to common with no additional proceeds to the company.

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